Exhibit 1.4

ANNEX A

ARTICLES OF ASSOCIATION
UNDER DUTCH LAW

(Annex A) ARTICLES OF ASSOCIATION UNDER DUTCH LAW Brembo N.V. Draft dated 15 June 2023

ANNEX A - ARTICLES OF ASSOCIATION UNDER DUTCH LAW

This document is an English-language translation of an original document prepared in the Dutch language. In case of mismatches between the two versions, the Dutch language version shall prevail.

On the[●]

two thousand and twenty-three, appearing before me,

Philippe Huib Ferdinand König, civil-law notary in Rotterdam, is:

[●]

CHAPTER 1. DEFINITIONS

Article 1. Definitions and Construction.

1.1.	In these Articles of Association, the following terms have the following meanings:

a.	AFM: the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten);

b.	Annual Accounts: the Company’s annual accounts as referred to in section 2:361 DCC;

c.	Articles: the articles of association of the Company as amended from time to time;

d.	Board of Directors (bestuur): the board of directors of the Company;

e.	Board Rules: the regulations adopted by the Board of Directors as referred to in Article 20;

f.	Body (orgaan): a term that applies to the Board of Directors, Class Meeting or the General Meeting;

g.	Book Entry System: any book entry system in the country where the Shares are listed from time to time;

h.	Class Meeting: meetings of holders of a particular class of Shares, as referred to in Article 41.1;

i.	Company: the company the internal organisation of which is governed by these Articles;

j.	Conflict of Interest (tegenstrijdig belang): a direct or indirect personal interest that conflicts with the interest of the Company and its business;

k.	Current Chairman Emeritus: as defined in Article 21.9;

l.	DCC (BW): the Dutch Civil Code (Burgerlijk Wetboek);

m.	Depositary Receipts: depositary receipts for Shares (certificaten van aandelen);

n.	Deputy Chair: as defined in Article 18.4;

o.	DFSA (Wft): the Dutch Financial Supervision Act (Wet op het financieel toezicht);

p.	Director: a member of the Board of Directors and refers to both an Executive Director and a Non-Executive Director;

q.	Executive Director: a member of the Board of Directors appointed as Executive Director;

r.	External Auditor: a qualified accountant (registeraccountant) or other expert as referred to in section 2:393 subsection 1 DCC or an organisation in which such experts work together;

s.
General Meeting (algemene vergadering): the Body that consists of Shareholders and all other persons with voting rights or the meeting in which the Shareholders and all other persons with Meeting Rights assemble;

t.	Group: the Company and its Subsidiaries and Group Company means any of them;

u.	Lead Non-Executive Director: the Non-Executive Director designated as lead non-executive director of the Company in accordance with Article 18.4;

v.	Listings Requirements: the listings rules and/or listings requirements issued by the regulated stock exchange(s) upon which Shares are listed and traded from time to time;

w.	Loyalty Register: as defined in Article 15.4;

x.	Meeting Right (vergaderrecht): the right to attend and speak at the General Meeting, either in person or by a proxy authorised in writing;

y.	Non-Executive Director: a member of the Board of Directors appointed as non-executive director of the Company;

z.	Ordinary Share: an ordinary share referred to as such in Article 5.2;

aa.	Record Date: the date as mentioned in Article 38.2;

bb.	Secretary: the secretary of the Company appointed in accordance with Article 18.6;

cc.	Share: a share in the capital of the Company. Unless the contrary is apparent, this includes a Share of any class;

dd.	Shareholder: a holder of one or more Shares;

ee.	Special Capital Reserve: the reserve (statutaire reserve) described in Article 16.4;

ff.	Special Voting Share: a special voting Share referred to as such in Article 5.2. Unless the contrary is apparent, this includes a special voting Share of any class;

gg.	Strategic Steering Committee: as defined in Article 21.4;

hh.	Special Voting Share A: a special voting Share A referred to as such in Article 5.2;

ii.	Special Voting Share B: a special voting Share B referred to as such in Article 5.2;

jj.	Special Voting Share C: a special voting Share C referred to as such in Article 5.2;

kk.	Special Voting Share D: a special voting Share D referred to as such in Article 5.2;

ll.	Special Voting Share E: a special voting Share E referred to as such in Article 5.2;

mm.	Special Voting Share F: a special voting Share F referred to as such in Article 5.2;

nn.	Special Voting Share G: a special voting Share G referred to as such in Article 5.2;

oo.	Special Voting Share H: a special voting Share H referred to as such in Article 5.2;

pp.	Special Voting Share I: a special voting Share I referred to as such in Article 5.2;

qq.	Subsidiary: a legal entity as referred to in section 2:24a DCC;

rr.	SVS Terms: as defined in Article 16.2.

1.2.	In addition, certain terms not used outside the scope of a particular Article are defined in the Article concerned.

1.3.	Terms that are defined in the singular have a corresponding meaning in the plural.

1.4.
A message in writing means a message transmitted by letter, by telecopier, by e-mail or by any other means of electronic communication provided the relevant message or document is legible and reproducible, and the term written is to be construed accordingly.

1.5.
References in these Articles to the meeting of holders of Shares of a particular class will be understood to mean the body of the Company consisting of the holders of Shares of the relevant class or (as the case may be) a meeting of holders of Shares of the relevant class (or their representatives) and other persons entitled to attend such meetings.

1.6.
Unless the context otherwise requires, words and expressions contained and not otherwise defined in these Articles bear the same meaning as in the DCC. References in these Articles to the law are references to provisions of Dutch law as it reads from time to time.

CHAPTER 2. NAME, OFFICIAL SEAT AND OBJECTS.

Article 2. Name.

2.1.	The Company’s name is: Brembo N.V.

Article 3. Official seat.

3.1.	The official seat of the Company is in Amsterdam, the Netherlands.

3.2.	The Board of Directors may set up branches, agencies, facilities, warehouses and secondary offices and may close down the same, both in Italy and outside of Italy.

Article 4. Objects of the Company.

4.1.
The Company’s objects are the performance – directly and/or indirectly through the acquisition of participating interests in businesses and corporations both in Italy and outside of Italy and/or through its Subsidiaries and investees in Italy and internationally – of the following activities:

a.
all industrial and technological activities, including the analysis, planning, prototyping, testing, design, development, application, production, assembly, sale and/or distribution of parts and/or components and/or accessories of all kinds (including, but not limited to, mechanical and/or electrical and/or electronic and/or mechatronic parts and/or components relating to the wheel-side module, brakes, friction materials, wheels, spindles, tires, suspensions, shock absorbers, electronic control units, sensors, actuators, detectors, robotised components, etcetera) intended for all means of transport (including non-road vehicles) for property, products and/or individuals (including, but not limited to, four-, three- and two-wheel vehicles, autonomous vehicles for carrying property, products and/or individuals, push scooters and vehicles with new technological conceptions), including, but not limited to, all means of transport with all types of combustion, electric, electronic, manual and physical propulsion, based on alternative energy of all kinds, as well as autonomous means of transport and/or connected and/or associated means of transport and/or all types of innovative means of transport that may be developed in future through the use of new technologies; all for road, sea, air and rail use and in racing; of all kinds related to the aforementioned means of transport. The foregoing within the framework of all types of markets at the global level and towards all categories of consumers/users (including, for example, industrial and retail markets, such as the Original Equipment Manufacturer (OEM) market, the Original Equipment Supplier (OES) market and aftermarket markets).

b.	The Company also performs the following activities and services in reference to the products, goods and markets indicated above:

(i)
the provision of consulting services to third parties (within the framework of the provisions of applicable legislation), including, but not limited to, engineering consulting services, creation of software, algorithms, artificial intelligence systems and the performance of trials, tests and simulations of all kinds;

(ii)
the analysis, design, production, purchase, sale, licensing, as licensor and/or licensee, including to and/or from third parties (within the framework of the provisions of applicable legislation) of all kinds of software, databases, data analytics, algorithms, artificial intelligence systems, infrastructure and/or new technologies, data of all kinds (Big Data), platform for aggregate analysis of data relating to the foregoing, including data and/or information generated by the Company’s activity or by its products and/or services;

(iii)	the use and storage of proprietary and/or third-party databases, including in dematerialised and cloud form (but always in accordance with applicable legislation);

(iv)
the development, preparation, use, purchase and marketing of proprietary and non-proprietary information platforms (including licensed as licensor and/or licensee) for the performance of all online activity permitted by applicable legislation (and including subscription activities);

(v)	the performance of studies and research on its own or in partnership with Italian and international entities, universities and research centres; and

(vi)	the formation and/or acquisition of shareholdings in innovative start-ups, including through corporate venture capital initiatives;

c.
the foundry of light alloys and metals in general, the manufacture of systems for the production of new materials and/or new components for, including electronic systems and/or systems based on the creation of “smart systems” and/or on the creation of proprietary software, intended for the above means of transport;

d.
the production, marketing, licensing (as licensor and/or licensee) and sale of all types of consumer goods (including, by way of example, apparel, accessories, beverages, objects, merchandising, e-games, etcetera), whose design, style, performance, taste, visibility, aesthetics, use, perception, utility, etc. are capable of conveying the values of Brembo and thus of its proprietary brands and/or those of its parent companies and/or subsidiaries and/or investees anywhere in the world;

e.
the manufacturing, marketing, licensing (as licensor and/or licensee) and sale of sports clothing as well as other type of clothing and other accessories of any kind whatsoever characterised by Brembo’s brand awareness;

f.
the supply and/or licensing (as licensor and/or licensee) to parent companies and/or subsidiaries and/or investees, as well as other third-party companies, and public and private entities and third parties in general, relating to services and/or consultancy services concerning the activities referred to in this article;

g.	to acquire, to operate and to dispose of industrial and intellectual property rights, conducive to the Company’s objects;

h.
the organisation, on behalf of parent companies and/or subsidiaries and/or investees or other companies, as well as public and private entities or third parties in general, of courses, seminars and conventions anywhere in the world and the publication and distribution of books, notes and technical bulletins, in any form whatsoever and/or with the use of any kind of available technology, for training and information in the areas of activity included in this article;

i.
the management, coordination and control of subsidiaries and/or investees, undertaking all support activities as well as organisation, technical, managerial and financial coordination, as may be deemed appropriate, in compliance with laws, including tax laws, applicable in the countries in which the Company, its subsidiaries and/or associates and/or investees, directly or indirectly, operate;

j.	to perform any and all activities of an industrial, financial or commercial nature, as well as to carry out all which is incidental or conducive to the above, in the broadest sense.

4.2.
The Company may undertake any and all the commercial, corporate, industrial and financial transactions, involving both personal property and real estate, that the Board of Directors may deem necessary or useful in the pursuit of the Company’s objects. The Company may also stand surety, issue performance bonds and provide collateral for the debts and other obligations of the Company, other Group Companies and third parties and to jointly and severally bind the Company or its assets for debts and other obligations of the Company, other Group Companies and third parties.

4.3.
The Company may, furthermore, acquire participating interests and shareholdings in other companies, corporations or partnerships of any nature or kind whatsoever, after obtaining, where necessary, the authorisations provided for by the applicable laws. Without limitation of the foregoing, the Company may proceed with the formation of insurance and/or reinsurance companies or acquire controlling or one hundred percent (100%) shareholdings in such companies in order to manage within the Group and finance the risks of the Companies and/or subsidiaries and/or investees not transferred to the insurance market.

4.4.
The Company may receive loans from Shareholders with the obligation for repayment in accordance with applicable legislation and receive loans from and provide loans to Group Companies, provide sureties, endorsements and collateral and personal guarantees for Shareholders and third parties, provided that such assets and transactions are not undertaken professionally in respect of the public and are always necessary or useful to achieving the objects.

4.5.	The Company may also issue bonds, including convertible bonds, by resolution of the directors pursuant to and in accordance with the law.

4.6.
The Company’s objects shall necessarily exclude, and the Company shall refrain from, the solicitation of investment by the public, the provision of investment services, collective asset management, the purchase and sale of financial instruments through offering to the public and all other services and activities to be considered reserved pursuant to the applicable laws and regulations. However, the Company may also solicit investments for its own employees, provided that the amount of such investments is contained within the limits of the Company’s overall paid-up share capital and reserves as per the last approved financial statements.

CHAPTER 3. SHARE CAPITAL AND SHARES

Article 5. Authorised capital and Shares.

5.1.	The authorised capital of the Company amounts to [●] ([●]).[1]

[1]
The Articles must include the Company’s authorised (maximum allowed) capital. In the final statements of the deed of conversion and amendment of the Articles, the amount of the Company’s issued capital and the paid-up part thereof shall be included. The Company’s authorised capital is the maximum capital which can be issued, without the need to amend the Articles. At least one-fifth of the authorised capital must be issued.

5.2.	The authorised capital is divided into the following classes of shares as follows:

a.	[●]([●]) Ordinary Shares, having a nominal value of one eurocent (EUR 0.01) each;

b.	[●]([●]) Special Voting Shares A, having a nominal value of one eurocent (EUR 0.01) each;

c.	[●]([●]) Special Voting Shares B, having a nominal value of two eurocent (EUR 0.02) each;

d.	[●]([●]) Special Voting Shares C, having a nominal value of three eurocent (EUR 0.03) each;

e.	[●]([●]) Special Voting Shares D, having a nominal value of four eurocent (EUR 0.04) each;

f.	[●]([●]) Special Voting Shares E, having a nominal value of five eurocent (EUR 0.05) each;

g.	[●]([●]) Special Voting Shares F, having a nominal value of six eurocent (EUR 0.06) each;

h.	[●]([●]) Special Voting Shares G, having a nominal value of seven eurocent (EUR 0.07) each;

i.	[●]([●]) Special Voting Shares H, having a nominal value of eight eurocent (EUR 0.08) each;

j.	[●]([●]) Special Voting Shares I, having a nominal value of nine eurocent (EUR 0.09) each.

5.3.
Further classes of Shares, including classes of senior or junior preferred shares which give right to receive dividends before dividend is paid out to holders of Ordinary Shares, may be authorised by the Board of Directors from time to time, provided a new class of Shares and the terms thereof are first included in the Articles of Association. The Board of Directors may take aforesaid decision only after obtaining approval of the General Meeting to (i) allow the Board of Directors to take such decision, and (ii) consequently amend these Articles of Association. An amendment of these Articles of Association authorising a new class of Shares, and the issuance of Shares of any current or future class, will not require the approval of any particular group or class of Shareholders.

5.4.
All Shares will be registered Shares. The Board of Directors may determine that for the purpose of trading and transfer of Shares at a foreign stock exchange Shares shall be recorded in the Book Entry System, such in accordance with the requirements of the relevant foreign stock exchange.

Article 6. Resolution to issue Shares; conditions of issuance.

6.1.
The Board of Directors will be the competent corporate body to issue Shares for a period of five (5) years from [●] two thousand and twenty-three[2]. This competence concerns all non-issued Shares of the Company’s authorised capital from time to time.

6.2.
After the five (5) year period as referred to in Article 6.1, Shares may be issued pursuant to a resolution of the General Meeting. This competence concerns all non-issued Shares of the Company’s authorised capital from time to time, except insofar as the competence to issue Shares is vested in the Board of Directors in accordance with Article 6.3 hereof.

[2]	This will be the date that these Articles will come into force (the day following the date of execution of the deed of conversion and amendment of the Articles).

6.3.
Shares may be issued pursuant to a resolution of the Board of Directors, if and insofar as the Board of Directors is designated to do so by the General Meeting. Such designation can be made each time for a maximum period of five (5) years and can be extended each time for a maximum period of five (5) years. A designation must determine the number of Shares of each class concerned which may be issued pursuant to a resolution of the Board of Directors. A resolution of the General Meeting to designate the Board of Directors as a body of the Company authorised to issue Shares can only be withdrawn at the proposal of the Board of Directors.

6.4.
The foregoing provisions of this Article apply by analogy to the granting of rights to subscribe for Shares, but do not apply to the issuance of Shares to a person exercising a right to subscribe for Shares previously granted.

6.5.	The body of the Company resolving to issue Shares must determine the issue price and the other conditions of issuance in the resolution to issue.

Article 7. Pre-emptive rights Ordinary Shares.

7.1.
Upon the issuance of Ordinary Shares, each holder of Ordinary Shares will have pre-emptive rights in proportion to the aggregate number of his Ordinary Shares. A Shareholder will not have pre-emptive rights in respect of Ordinary Shares issued against a non-cash contribution. Nor will the Shareholder have pre-emptive rights in respect of Ordinary Shares issued to employees of the Company or of a Group Company.

7.2.
The Board of Directors will be the competent corporate body to restrict or exclude pre-emptive rights for a period of five (5) years from [●] two thousand and twenty-three[3]. After this five (5) year period for each individual issuance of Ordinary Shares, pre-emptive rights may be restricted or excluded by a resolution of the General Meeting. However, with respect to an issue of Ordinary Shares pursuant to a resolution of the Board of Directors, the pre-emptive rights can be restricted or excluded pursuant to a resolution of the Board of Directors if and insofar as the Board of Directors is designated to do so by the General Meeting. The provisions of Articles 6.2 and 6.3 apply by analogy.

7.3.
If a proposal is made to the General Meeting to restrict or exclude pre-emptive rights, the reason for such proposal and the choice of the intended issue price must be set forth in the proposal in writing.

7.4.
A resolution of the General Meeting (i) to restrict or exclude pre-emptive rights, or (ii) to designate the Board of Directors as the body of the Company authorised to restrict or exclude pre-emptive rights, requires a majority of not less than two-thirds of the votes cast, if less than one-half of the Company’s issued capital is represented at the meeting.

7.5.
When rights are granted to subscribe for Ordinary Shares, the holders of Ordinary Shares will have pre-emptive rights in respect thereof; the foregoing provisions of this Article apply by analogy. Holders of Ordinary Shares will have no pre-emptive rights in respect of Ordinary Shares issued to a person exercising a right to subscribe for Ordinary Shares previously granted.

[3]	This will be the date that these Articles will come into force (the day following the date of execution of the deed of conversion and amendment of the Articles).

Article 8. Payment on Shares.

8.1.
Upon issuance of an Ordinary Share, the full nominal value thereof must be paid-up, as well as the difference between the two amounts if the Ordinary Share is subscribed for at a higher price, without prejudice to the provisions of section 2:80 subsection 2 DCC.

8.2.	Payment for a Share must be made in cash insofar as no contribution in any other form has been agreed on.

8.3.	If the Board of Directors so decides, Ordinary Shares can be issued at the expense of any reserve, except for the Special Capital Reserve.

8.4.
The Board of Directors is authorised to enter into legal acts relating to non-cash contributions and the other legal acts referred to in section 2:94 DCC without the prior approval of the General Meeting.

8.5.	Payments for Shares and non-cash contributions are furthermore subject to the provisions of sections 2:80, 2:80a, 2:80b and 2:94b DCC.

Article 9. Publication of the resolution to issue Shares.

9.1.
Within eight (8) days following the adoption of a resolution providing for the issuance of Shares, for the designation of the Board of Directors to issue Shares, for the restriction or exclusion of pre-emptive rights or for the designation of the Board of Directors to restrict or exclude pre-emptive rights, the Board of Directors shall file the full text of the resolution at the office of the Dutch trade register.

9.2.
Within eight (8) days after the end of a quarter of the financial year, the Board of Directors shall notify the office of the Dutch trade register of any Share issue during the past quarter, stating the number of issued Shares.

9.3.	If a filing to that effect has been duly made with the AFM pursuant to chapter 5.3 DFSA, the obligations of the Board of Directors under Article 9.2 shall be deemed fulfilled.

Article 10. Treasury Shares.

10.1.	When issuing Shares, the Company may not subscribe for its own Shares.

10.2.	The Company is entitled to acquire fully paid-up treasury Shares, or Depositary Receipts, with due observance of the relevant statutory provisions.

10.3.
Acquisition for valuable consideration is permitted only if the General Meeting has authorised the Board of Directors to do so. Such authorisation will be valid for a period not exceeding eighteen months. The General Meeting must determine in the authorisation the number of Shares, or Depositary Receipts, which may be acquired, the manner in which they may be acquired and the limits within which the price must be set.

10.4.
The Company may, without authorisation by the General Meeting, acquire treasury Shares for the purpose of transferring such Shares to employees of the Company or of a Group Company under a scheme applicable to such employees, provided such Shares are listed on a stock exchange.

10.5.	Article 10.3 does not apply to Shares, or Depositary Receipts, which the Company acquires by universal succession in title.

10.6.	No votes may be cast on Shares that the Company holds in its own capital or which a Subsidiary of the Company holds in the Company’s capital, unless:

a.	the Shares are encumbered with a right of usufruct or a right of pledge that benefits a party other than the Company or a Subsidiary of the Company;

b.	the voting rights attached to those Shares accrue to such other party; and

c.
the right of usufruct or the right of pledge was established by a party other than the Company, or a Subsidiary of the Company before the Shares belonged to the Company or such Subsidiary of the Company.

10.7.	The Company is authorised to alienate treasury Shares, or Depositary Receipts for treasury Shares, pursuant to a resolution of the Board of Directors.

10.8.	Treasury Shares and Depositary Receipts are furthermore subject to the provisions of sections 2:89a, 2:95, 2:98, 2:98a, 2:98b, 2:98c, 2:98d and 2:118 DCC.

Article 11. Reduction of the issued capital.

11.1.	The General Meeting may resolve to reduce the Company’s issued capital:

a.	by cancellation of Shares; or

b.	by reducing the nominal value of Shares by amendment of these Articles.

The Shares in respect of which such resolution is passed must be designated therein and provisions for the implementation of such resolution must be made therein.

11.2.	A resolution to cancel Shares can only relate to:

a.	Shares held by the Company itself or of which it holds the Depositary Receipts; or

b.	all Shares of a particular class.

A cancellation of all Shares of a particular class shall require the prior approval of the meeting of holders of Shares of the class concerned.

11.3.
Reduction of the nominal value of Shares, with or without repayment, must be made in the same amount with respect to all Shares. This requirement may be deviated from in a way that a distinction is made between classes of Shares. In that case, a reduction of the nominal value of the Shares of a particular class will require the prior approval of the meeting of holders of Shares of the class concerned.

11.4.	A reduction of the issued capital of the Company is furthermore subject to the provisions of sections 2:99 and 2:100 DCC.

Article 12. Transfer of Shares.

12.1.
The transfer of rights a Shareholder holds with regard to Shares included in the Book Entry System must take place in accordance with the provisions of the regulations applicable to the relevant Book Entry System.

12.2.
The transfer of Shares not included in the Book Entry System requires an instrument intended for such purpose and, save when the Company itself is a party to such legal act, the written acknowledgement by the Company of the transfer. The acknowledgement must be made in the instrument, or in a dated statement of acknowledgement of the instrument, or in a copy or in an extract thereof signed as a true copy by a civil law notary or the transferor. Official service of such instrument or such copy or extract on the Company is considered to have the same effect as an acknowledgement.

12.3.
A transfer of Shares from the Book Entry System is subject to the restrictions of the provisions of the regulations applicable to the relevant Book Entry System and is further subject to approval of the Board of Directors.

Article 13. Usufruct and pledge on Shares.

13.1.	Without prejudice to Article 16.8, a right of usufruct or a right of pledge may be granted over Shares.

13.2.
The voting rights attached to Shares encumbered with a right of usufruct shall be vested in the Shareholder. Contrary to what is laid down in the previous sentence, the voting rights shall be vested in the usufructuary if such is provided on the establishment of the right of usufruct and if the usufructuary is a person to whom the Shares may be freely transferred. If the usufructuary is a person to whom the Shares may not be freely transferred, he shall have the right to vote only if so provided on the establishment of the usufruct and if such provision is approved by the General Meeting. If another person is subrogated to the rights of the usufructuary, the transmission of the right to vote is approved by the General Meeting.

13.3.
The voting rights attached to Shares encumbered with a right of pledge shall be vested in the Shareholder. Contrary to what is laid down in the previous sentence, the voting rights shall be vested in the pledgee if such is provided on the establishment of the right of pledge and if the pledgee is a person to whom the Shares may be freely transferred. If the pledgee is a person to whom the Shares may not be freely transferred, he will have the right to vote only if so provided on the establishment of the pledge and if such provision is approved by the General Meeting. If another person is subrogated to the rights of the pledgee, he will have the right to vote only if the General Meeting approves the transmission of the right to vote.

13.4.	Shareholders who, as a result of a right of pledge or a right of usufruct, do not have voting rights have Meeting Rights.

Holders of a right of pledge or a right of usufruct without voting rights do not have Meeting Rights.

Holders of a right of pledge or a right of usufruct with voting rights have Meeting Rights.

13.5.
The provisions of Article 12 equally apply to the creation or transfer of a right of usufruct or a right of pledge on a Share. A right of pledge on Shares may also be created without acknowledgement or official service of notice to the Company. In such case, section 3:239 DCC shall apply mutatis mutandis, provided, however, that the communication referred to in subsection 3 of that section shall then be replaced by acknowledgement by or official service on the Company.

Article 14. Depositary receipts.

14.1.	The holders of Depositary Receipts will not have any Meeting Rights, unless the Company expressly grants these rights, pursuant to a resolution of the Board of Directors.

14.2.	The Board of Directors shall be authorised to make such arrangements as it deems fit in order to enable Shares to be represented by and exchanged for Depositary Receipts.

Article 15. Register of Shareholders including Loyalty Register.

15.1.
The Company must keep a register of Shareholders. The register may consist of various parts which may be kept in different places and each may be kept in more than one copy and in more than one place as determined by the Board of Directors. Part of the register may be kept outside of the Netherlands in order to satisfy foreign statutory requirements or Listings Requirements.

15.2.
Holders of Shares are obliged to furnish their names and (e-mail) addresses to the Company in writing if and when so required pursuant to the requirements of law and the requirements of regulations applicable to the Company. The names and addresses, and, in so far as applicable, the other particulars as referred to in section 2:85 DCC, will be recorded in the register of Shareholders. Barring proof to the contrary, the provision of an e-mail address by a person holding Meeting Rights to the Company will constitute evidence of that Shareholder’s consent to the sending of notices to such Shareholder electronically.

15.3.	With regard to relationships between the Company and its Shareholders, the domicile of each Shareholder shall be deemed to be as indicated in the register of Shareholders.

15.4.
Holders of Ordinary Shares who have requested to become eligible to obtain Special Voting Shares, such in accordance with the SVS Terms, will be recorded in a separate part of the register of Shareholders (“Loyalty Register”) with their names, addresses, the entry date, the total number of Ordinary Shares in respect of which a request is made and, when issued, the total number and class of Special Voting Shares held.

15.5.
To the extent required under the applicable Listings Requirements, laws and/or regulations and after a notification by the relevant Shareholder, the Board of Directors will allow the authorities charged with the supervision of and/or the trade in securities at a stock exchange to inspect the register of Shareholders and any other data with respect to the Shareholdings of the Shareholder concerned.

15.6.	The Board of Directors will supply anyone recorded in the register on request and free of charge with an extract from the register relating to his right to Shares.

15.7.	The register will be kept up to date. The Board of Directors will set rules with respect to the signing of registrations and entries in the register of Shareholders.

15.8.	Section 2:85 DCC applies to the register of Shareholders.

Article 16. Special Voting Shares.

16.1.
Where the provisions concerning Special Voting Shares as contained in this Article conflict with any other provisions of this Chapter 3, this Article will prevail. The powers attributed in these Articles to the Class Meeting of holders of Special Voting Shares will be effective only if and as long as one or more Special Voting Shares of a class have been issued and neither owned by the Company or a special purpose entity as referred to in Article 16.5 nor subject to a transfer obligation as referred to in Article 16.6.

16.2.
The Board of Directors will adopt general terms and conditions applicable to the Special Voting Shares (“SVS Terms”). The SVS Terms may be amended pursuant to a resolution by Board of Directors, subject to the approval of the General Meeting. The approval of the General Meeting will not be required if the amendment is merely technical or is required to ensure compliance with applicable laws or Listings Requirements.

16.3.
Special Voting Shares do not entitle to pre-emptive rights on the issuance of Shares of any class and with respect to the issuance of Special Voting Shares no pre-emptive rights exist. Notwithstanding the previous sentence, in respect of an issuance of Ordinary Shares to all Shareholders, subject to regulatory restrictions, whereby pre-emptive rights are not restricted or excluded, each holder of one or more Special Voting Shares will have a pre-emptive right to acquire such number of Special Voting Shares to maintain the same proportion of Ordinary Shares and Special Voting Shares as a Shareholder holds prior to the issuance of Ordinary Shares, with the understanding that:

a.	a holder of Special Voting Shares A may only subscribe to acquire Special Voting Shares A;

b.	a holder of Special Voting Shares B may only subscribe to acquire Special Voting Shares B;

c.	a holder of Special Voting Shares C may only subscribe to acquire Special Voting Shares C;

d.	a holder of Special Voting Shares D may only subscribe to acquire Special Voting Shares D;

e.	a holder of Special Voting Shares E may only subscribe to acquire Special Voting Shares E;

f.	a holder of Special Voting Shares F may only subscribe to acquire Special Voting Shares F;

g.	a holder of Special Voting Shares G may only subscribe to acquire Special Voting Shares G;

h.	a holder of Special Voting Shares H may only subscribe to acquire Special Voting Shares H;

i.	a holder of Special Voting Shares I may only subscribe to acquire Special Voting Shares I.

16.4.
The Company will maintain a separate reserve (“Special Capital Reserve”) to pay up Special Voting Shares. The Board of Directors is authorised to credit or debit the Special Capital Reserve at the expense, or in favour, of the Company’s reserves. If the Board of Directors so decides, Special Voting Shares can be issued at the expense of the Special Capital Reserve in lieu of an actual payment for the Shares concerned.

16.5.
Special Voting Shares can be issued and transferred to persons which have expressly agreed with the Company in writing to be subject to the SVS Terms and which respond to the terms set forth therein. Special Voting Shares can also be transferred to the Company and to a special purpose entity designated by the Board of Directors which has expressly agreed with the Company in writing that it will act as a warehouse for Special Voting Shares and that it will not exercise any voting rights pertaining to the Special Voting Shares it may hold. Special Voting Shares cannot be issued or transferred to any other person.

16.6.
A person holding Ordinary Shares who (i) applies for deregistration of Ordinary Shares in his name from the Loyalty Register, (ii) transfers Ordinary Shares to any other person or (iii) has become the subject of an event in which control over that person is acquired by another person, all as set out in more detail in the SVS Terms, must transfer its Special Voting Shares to the Company or a special purpose entity as referred to in Article 16.5, except if and insofar as provided otherwise in the SVS Terms. If and for as long as a Shareholder is in breach with such obligation, the voting rights, the right to participate in General Meetings and any rights to distributions relating to the Special Voting Shares to be so transferred will be suspended. The Company will be irrevocably authorised to effectuate the transfer on behalf of the Shareholder concerned.

16.7.
Special Voting Shares can also be transferred voluntarily to the Company or a special purpose entity as referred to in Article 16.5. A Shareholder wishing to make such voluntary transfer must address a written transfer request, through its intermediary, to the Company, for the attention of the Board of Directors. In such request, the Shareholder must state the number and class of Special Voting Shares the applicant wishes to transfer. The Board of Directors must inform the applicant within three months to whom the applicant may transfer the Special Voting Shares concerned.

16.8.	Special Voting Shares cannot be pledged. No Depositary Receipts may be issued for Special Voting Shares.

16.9.
Each Special Voting Share A can be converted into one Special Voting Share B, each Special Voting Share B can be converted into one Special Voting Share C, each Special Voting Share C can be converted into one Special Voting Share D, each Special Voting Share D can be converted into one Special Voting Share E, each Special Voting Share E can be converted into one Special Voting Share F, each Special Voting Share F can be converted into one Special Voting Share G, each Special Voting Share G can be converted into one Special Voting Share H and each Special Voting Share H can be converted into one Special Voting Share I.

Each Special Voting Share A, Special Voting Share B, Special Voting Share C, Special Voting Share D, Special Voting Share E, Special Voting Share F, Special Voting Share G, or Special Voting Share H will be automatically converted into one Special Voting Share B, one Special Voting Share C, Special Voting Share D, Special Voting Share E or Special Voting Share F, Special Voting Share G, Special Voting Share H, Special Voting Share I (as the case may be) upon the issuance of a conversion statement by the Company.

The Company will issue such conversion statement if and when a Shareholder is entitled to Special Voting Shares B, Special Voting Shares C, Special Voting Shares D, Special Voting Shares E, Special Voting Shares F, Special Voting Share G, Special Voting Share H, or Special Voting Share I, all as set out in more detail in the SVS Terms. The difference between the nominal value of the converted Special Voting Shares A, Special Voting Shares B, Special Voting Shares C, Special Voting Shares D, Special Voting Shares E, Special Voting Shares F, Special Voting Share G, or Special Voting Share H and the newly Special Voting Shares B, newly Special Voting Shares C, newly Special Voting Shares D, Special Voting Shares E, newly Special Voting Shares F, newly Special Voting Share G, newly Special Voting Share H, or newly Special Voting Share I will be charged to the Special Capital Reserve.

16.10.
In order to further reward the long-term commitment of loyal shareholders and reinforces the Company’s stability, the Board of Directors may decide to provide all holders of Special Voting Shares I with the right to exchange each of their Ordinary Shares, to which Special Voting Shares I are attached, for one multiple voting share giving right to twenty (20) votes per multiple voting share; it being understood that, as per the relevant corporate bodies’ discretionary resolutions, the right to exchange shall be exercisable within a pre-set period of time and the multiple voting shares could also be non-listed and subject to certain transfer restrictions.

The Board of Directors may take aforesaid decision only after obtaining approval of the General Meeting to (i) allow the Board of Directors to take such decision, and (ii) amend the Company’s articles of association providing for the introduction of a new class of multiple voting shares and the relevant exchange mechanism. The approval by the General Meeting requires solely a vote of at least the majority of the issued share capital of the Company; pursuant to article 5.3 the authorisation of the exchangeability and the authorisation of such a new class of shares will not require the approval of any particular group or class of Shareholders.

CHAPTER 4. THE BOARD OF DIRECTORS.

Article 17. Powers.

17.1.
The Company will be managed by a Board of Directors and shall for such purpose have all the powers within the limits of Dutch law that are not granted to others by these Articles, with due observance of (a) Dutch law, (b) these Articles, and (c) any Board Rules adopted by the Board of Directors.

Article 18. Composition.

18.1.
The Company shall have a Board of Directors, consisting of at least five (5) and at most eleven (11) Directors, comprising both Executive Directors and Non-Executive Directors. The Board of Directors as a whole will be responsible for the strategy of the Company.

18.2.	The total number of Directors, as well as the number of Executive Directors and Non-Executive Directors, is determined by the Board of Directors.

18.3.	Only individuals can be Non-Executive Directors.

18.4.
The Board of Directors will designate one of the Non-Executive Directors as Lead Non-Executive Director for a period decided by the Board of Directors and who shall serve as chair of the Board of Directors as referred to under Dutch law. The Board of Directors may designate one or more of its Non-Executive Directors as Deputy Chair for a period decided by the Board of Directors and may entrust the Deputy Chair with one or more of the duties of the Lead Non-Executive Director, in case the Lead Non-Executive Director is absent.

18.5.
The Board of Directors may grant Directors such titles as the Board of Directors deems appropriate. The Board of Directors may designate one of the Executive Directors as Executive Chair and one of the Executive Directors as CEO for a period decided by the Board of Directors.

18.6.
The Board of Directors shall appoint a Secretary, who need not necessarily be a Director, determining the remuneration of the same. The Secretary shall have such powers as are assigned to him by the Board of Directors on or after his appointment. The Secretary may be removed from office at any time by the Board of Directors.

Article 19. Duties. Committees.

19.1.
The Executive Directors are entrusted with the day-to-day management of the Company. The Non-Executive Directors shall supervise the policy of the Company, the fulfilment of duties by the Executive Chair, the CEO and the other Executive Directors, as well as the general affairs of the Company. In addition, the Non-Executive Directors shall be entrusted with such duties as are or may be determined by or pursuant to these Articles. The Executive Directors shall timely provide the Non-Executive Directors with all information required for the exercise of their duties.

19.2.
One or more Directors which have been allocated a task in these Articles or the Board Rules, can validly adopt resolutions regarding matters which are part of his or their tasks, respectively. When more Directors have been jointly allocated a task in the manner as mentioned before, Article 26 is to the extent possible applicable to the decision-making and the relevant Directors are expected to form the Board of Directors within the meaning of Article 26.

19.3.
The Board of Directors may delegate its powers to an executive committee consisting of one or more Directors, including the Executive Chair, determining the content, limits and, if necessary, the procedures for the exercise of the delegated powers. Persons invested with delegated powers must report to the Board of Directors, at least on a quarterly basis, at meetings of the Board of Directors, or whenever urgency so warrants, even indirectly, providing written or oral information on general management trends, foreseeable developments and the most significant transactions, in terms of amount or features, effected by the Company and its Subsidiaries.

19.4.
Furthermore, the Board of Directors may establish (other) committees, such as the Strategic Steering Committee, an audit, risk and sustainability committee and a remuneration and appointment committee. The Board of Directors determines the composition and tasks of each committee and appoints the members of each committee. The Board of Directors may at any time change the duties and/or the composition of each committee.

Article 20. Board Rules.

20.1.
With due observance of the relevant provisions of these Articles and Dutch law, the Board of Directors may adopt Board Rules, containing rules with respect to the holding of meetings by and the decision-taking process of the Board of Directors, delegations by the Board of Directors, division of tasks within the Board of Directors, the policy to be conducted by the Board of Directors and any other matters concerning the Board of Directors, the Executive Directors, the Non-Executive Directors and the committees established by the Board of Directors.

Article 21. Chairman Emeritus. Strategic Steering Committee.

21.1.
Subject to the prior approval of the General Meeting, the Board of Directors may appoint, from within or externally to the members of the Board of Directors, a Chairman Emeritus (“Chairman Emeritus”), chosen from among individuals who have contributed to the Company’s prestige and development notably and for a significant period of time. Concurrently with the appointment of the Chairman Emeritus, the Board of Directors shall, also subject to the prior approval of the General Meeting, set his or her term of office, which may also be indefinite. The Chairman Emeritus may be re-elected.

21.2.	Subject to the prior approval of the General Meeting, the Board of Directors may adopt a resolution:

a.	to revoke the appointment of the Chairman Emeritus; or

b.	to amend the term of office of the Chairman Emeritus.

21.3.
The tasks and responsibilities of the Chairman Emeritus are established by the Board of Directors. In particular, the Chairman Emeritus may be assigned advisory functions relating to the definition of strategies and determination of actions aimed at the growth of the Company and Group, the execution of extraordinary transactions and the preparation of guidelines for the development of new products and/or the identification of new markets.

21.4.
The Board of Directors may appoint a strategic steering committee tasked with advising the Board of Directors regarding the matters indicated in Article 21.3 (“Strategic Steering Committee”), without prejudice to the non-binding nature of the Strategic Steering Committee’s recommendations and opinions.

21.5.	Where a Strategic Steering Committee is established, the Chairman Emeritus shall be a member thereof.

21.6.
The Board of Directors may also task the Chairman Emeritus with representing the Company at events relating to cultural, scientific and charitable activities and at institutional meetings with public and private entities.

21.7.
The Chairman Emeritus may participate in meetings of the Board of Directors and (annual and extraordinary) General Meetings. At meetings of the Board of Directors, the Chairman Emeritus expresses non-binding opinions and considerations, without voting rights.

21.8.	The Board of Directors determines any remuneration and expense refund to which the Chairman Emeritus is entitled.

21.9.
The Chairman Emeritus appointed in accordance with Italian law on the seventeenth day of December two thousand and twenty-one (the “Current Chairman Emeritus”) is (still) the Company’s Chairman Emeritus as per the date of the Company’s redomiciliation to the Netherlands under the same terms and conditions set under Italian law, until revocation by the Board of Directors in accordance with Article 21.2 or Current Chairman Emeritus’ resignation as Chairman Emeritus. As long as the Current Chairman Emeritus acts as Chairman Emeritus, the Board of Directors may only amend any of the tasks and responsibilities and/or remuneration of the Chairman Emeritus, after the General Meeting has granted its prior approval.

21.10.
The Strategic Steering Committee in place immediately prior the date of the Company’s redomiciliation to the Netherlands is (still) the Company’s Steering Committee as per the date of the Company’s redomiciliation to the Netherlands.

Article 22. Appointment, suspension and removal of Directors.

22.1.	Directors will be appointed by the General Meeting. Directors will be appointed either as an Executive Director or as a Non- Executive Director.

The Board of Directors will nominate a candidate for each vacant seat. A nomination by the Board of Directors will be binding. The General Meeting may at all times overrule the binding nature of such a nomination by a resolution adopted by a majority of at least half of the votes cast in the General Meeting provided such majority represents more than half of the issued share capital of the Company in accordance with section 2:133, subsection 2 DCC. If the nomination is deprived of its binding character, the Board of Directors will be allowed to make a new binding nomination, and this Article shall apply again.

If a nomination has not been made or has not been made in due time, this shall be stated in the notice and the General Meeting shall be free to appoint the relevant director at its discretion.

22.2.	At a General Meeting, votes in respect of the appointment of a Director can only be cast for candidates named in the agenda of the meeting or explanatory notes thereto.

22.3.
The Board of Directors shall announce its nomination to the General Meeting. The nomination shall include a statement of reasons, the candidate’s age, profession, the amount of the Shares held by him and the positions he holds or has held, in as far as they are relevant for the performance of his duties as Director. In case of reappointment of a Director, account shall be taken of the manner in which the candidate has performed his tasks as a Director.

At the nomination, the Board of Directors shall determine whether a Director is appointed as Executive Director or Non-Executive Director.

22.4.	A nomination will also state the candidate’s term of office.

Directors are appointed for a period of time to be determined by the General Meeting, ending not later than immediately after the annual General Meeting for the approval of the financial statements pertaining to the last financial year of their term held in the third year after the year of their appointment. A Director who ceases office due to the expiry of his office is immediately eligible for reappointment.

22.5.	The mere appointment of a Director in itself does not constitute an employment agreement (arbeidsovereenkomst) between the Director and the Company.

22.6.
The membership of the Board of Directors ends with respect to a person in the event the person resigns from office in a notification delivered at the address of the Company in accordance with these Articles or presented in a meeting of the Board of Directors. A Director shall resign his position immediately when one of the following events occurs:

a.	the person loses his/her capability of acting; or

b.	the person is forbidden to act as a managing director under the law, rules or regulations as applicable to the Company.

Each Director may be suspended or removed by the General Meeting at any time. A resolution of the General Meeting to suspend or remove a Director other than pursuant to a proposal by the Board of Directors requires an absolute majority of the votes cast. An Executive Director may also be suspended by the Board of Directors. Contrary to Article 26.1, any resolution of the Board of Directors concerning the suspension of the Executive Chair shall be adopted with a majority of two/thirds in a meeting where all Directors, other than the Executive Chair, are present or represented. A suspension by the Board of Directors may at any time be discontinued by the General Meeting.

22.7.
Any suspension may be extended one or more times but may not last longer than three months in the aggregate. If, at the end of that period, no decision has been taken on termination of the suspension or on removal, the suspension will end.

Article 23. Vacancies and inability to act.

23.1.
If the seat of an Executive Director is vacant (ontstentenis) or upon the inability (belet) of an Executive Director, the remaining Executive Director(s) shall temporarily be entrusted with the executive management of the Company. If the seats of all Executive Directors are vacant or upon the inability of all Executive Directors the executive management of the Company shall temporarily be entrusted to the Non-Executive Directors, with the authority to temporarily entrust the executive management of the Company to one or more Non-Executive Directors and/or one or more other persons.

23.2.
If the seat of a Non-Executive Director is vacant or upon inability of a Non-Executive Director, the remaining Non-Executive Director(s) shall temporarily be entrusted with the performance of the duties and the exercise of the authorities of that Non-Executive Director. If the seats of all Non-Executive Directors are vacant or upon inability of all Non-Executive Directors the General Meeting shall be authorised to temporarily entrust the performance of the duties and the exercise of the authorities of Non-Executive Directors to one or more other individuals.

Article 24. Remuneration of Directors.

24.1.
The Company shall have a policy on remuneration of the Directors. This policy shall be adopted by the General Meeting by a majority of more than half of the votes cast; the Board of Directors will make a proposal to that end. The Executive Directors may not participate in the discussion and decision-making process of the Board of Directors on this.

The remuneration policy will include at least the subjects described in section 2:135a, subsection 6 DCC, to the extent these subjects concern the Board of Directors.

24.2.	The remuneration and other terms of service of:

a.	the Executive Directors shall be determined by the Non-Executive Directors in accordance with section 2:129a, subsection 2 DCC;

b.	the Non-Executive Directors shall be determined by the General Meeting,

with due observance of any applicable rules and regulations as applicable to the Company, including the remuneration policy of the Company and the claw back provisions as referred to in section 2:135 subsection 8 DCC.

24.3.
The Board of Directors shall submit to the General Meeting for approval plans to issue Shares or to grant rights to subscribe for Shares to Directors. The plans shall at least indicate the number of Shares and the rights to subscribe for Shares that may be allotted to Directors and the criteria that shall apply to the allotment or any change thereto. The absence of approvals required pursuant to this Article will not affect the authority of the Board of Directors or its members to represent the Company.

Article 25. Indemnity and Insurance.

25.1.	To the extent permissible by the rules and regulations applicable to the Company, the following shall be reimbursed to current and former Directors:

a.	the reasonable costs of conducting a defence against claims for damages or of conducting defence in other legal proceedings;

b.	any damages payable by them;

c.
the reasonable costs of appearing in other legal proceedings in which they are involved as current or former Director, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf, based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the Company’s request, if and only if and to the extent the relevant costs and damages are not reimbursed on account of said other duties.

25.2.	There shall be no entitlement to reimbursement as referred to under Article 25.1 and any person concerned will have to repay the reimbursed amount if and to the extent that:

a.
a Dutch court, or in the case of arbitration, an arbitrator, has established in a final and conclusive decision that the act or failure to act of the person concerned may be characterised as wilful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar) conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness (redelijkheid en billijkheid);

b.	the costs or damages directly relate to or arise from legal proceedings between a current or former Director and the Company or its Group Companies; or

c.	the costs or financial loss of the person concerned are covered by an insurance and the insurer has paid out the costs or financial loss.

25.3.
The Company will enter into a liability insurance for the benefit of the current and former Directors, whether or not the Company would have the power to indemnify them under the provisions of Articles 25.1 and 25.2.

Article 26. Adoption of resolutions and Conflicts of Interest.

26.1.
Meetings of the Board of Directors shall be called by the Executive Chair, the Lead Non-Executive Director, or in the case of their absence or disability, the Deputy Chair (if elected), whenever the said Executive Chair, Lead Non-Executive Director or Deputy Chair deems fit, or at the request of at least two Directors. Meetings of the Board of Directors are presided over by the Lead Non-Executive Director or, in his absence, the Executive Chair. If both are absent, the Deputy Chair (if elected) or in the absence of the Deputy Chair, one of the other Directors, designated by a majority of votes cast by the Directors present at the meeting, shall preside.

26.2.	The Board of Directors shall adopt resolutions by a majority of the votes cast in a meeting of the Board of Directors.

26.3.	With due consideration of Article 26.6, each Director shall be entitled to cast one vote in meetings of the Board of Directors.

26.4.	A Director or the Chairman Emeritus that has a (potential) Conflict of Interest with respect to a proposed resolution shall immediately report this to the Board of Directors.

26.5.
In the event that a Director or the Chairman Emeritus is uncertain whether or not he has a Conflict of Interest with respect to a proposed resolution, he may request the Non-Executive Directors to determine whether there is a Conflict of Interest.

26.6.
A Director or the Chairman Emeritus shall not participate in the deliberation, and a Director shall not participate in the decision-making process, if he has a Conflict of Interest. In the event that, as a consequence of the preceding sentence, a resolution cannot be adopted, the resolution will be adopted by the General Meeting.

26.7.
Unless a Director has a Conflict of Interest with regard to a proposed resolution, he can be represented in meetings of the Board of Directors. Such representation can only be made by another Director who does not have a Conflict of Interest and shall be based on a written power of attorney, it being understood that a Non-Executive Director can only be represented by a Non-Executive Director and an Executive Director only by another Executive Director.

26.8.	The Director who in connection with a (potential) Conflict of Interest does not exercise certain duties and powers will insofar be regarded as a Director who is unable to perform his duties (belet).

26.9.	In case of a tie of votes and more than two Directors in office, the Executive Chair will have a casting vote.

26.10.	Meetings of the Board of Directors may also be held by telephone and/or video conference call, provided that:

a.	the chair and secretary of the relevant meeting are physically present at the same venue;

b.
the chair of the relevant meeting is able to determine the identity and the right to attend the meeting of participants, regulate the proceedings of the meeting, as well as to observe and declare the results of voting;

c.	the person drawing up the minutes of the meeting is able to adequately follow the proceedings subject to record in the minutes;

d.	all attendees are able to exchange documents and, in any event, take part in real time in the debate and simultaneous voting on the items placed on the agenda.

26.11.
The Board of Directors may also adopt resolutions without convening a meeting, provided that all Directors – with the exception of the Directors that have reported a Conflict of Interest pursuant to Article 26.4 – have been consulted and none of them have raised an objection to adopt resolutions in this manner. To resolutions outside of a meeting, the Articles 26.1 up to and including 26.9 shall apply.

26.12.
Third parties may rely on a written declaration by the Executive Chair, the Lead Non-Executive Director, the Chief Executive Officer or the Secretary concerning resolutions adopted by the Board of Directors.

Article 27. Prior approval.

27.1.
The prior approval of the General Meeting will be required for resolutions of the Board of Directors on a major change of the identity or the character of the Company or the business, including in any case:

a.	transfer of all or a substantial portion of the Company’s business to a third party;

b.
entry into or termination of a long-term cooperation of the Company or a Subsidiary of the Company with another legal entity or company or as fully liable partner in a limited partnership or general partnership, if the entry into or termination of such cooperation is of fundamental importance to the Company; and

c.
acquiring or disposing by the Company or a Subsidiary of the Company of a participation in the capital of a company if the value of such participation is at least one-third of the sum of the assets of the Company as resulting from the balance sheet (inclusive of the explanatory notes) or, in the event the Company will draw up a consolidated balance sheet, in accordance with the consolidated balance sheet (with explanatory notes), both as lastly adopted by the Company.

The absence of the approval as required under this Article shall not affect the powers of the Board of Directors and the Executive Directors to represent the Company as set forth in Article 28.1.

Article 28. Representation.

28.1.	The Company will only be represented by:

a.	the Board of Directors; or

b.	the Executive Chair.

28.2.
With due observance of the relevant provisions of Dutch law, these Articles and the Board Rules, the Board of Directors may appoint a person as attorney-in-fact of the Company (with right of substitution) for such reasons and with such competence, authority and power of decision (which shall not exceed its own powers or the powers to be exercised by it) and for such periods and under such conditions as the Board of Directors may determine at its discretion, and each of such power of attorney may include such provisions relating to the protection and interest of the attorneys at the discretion of the Board of Directors.

CHAPTER 5. ANNUAL ACCOUNTS; PROFITS AND DISTRIBUTIONS.

Article 29. Financial year and annual accounts.

29.1.	The Company’s financial year is the calendar year.

29.2.
The Board of Directors shall prepare the Annual Accounts annually within four months of the close of each financial year. The Annual Accounts shall be accompanied by an auditor’s statement as referred to in Article 30.2, the management report and, to the extent applicable to the Company, the other data referred to in section 2:392 subsection 1 DCC.

29.3.	The Annual Accounts shall be signed by all Directors. If one or more of their signatures are missing, that fact shall be stated, together with the reasons for the omission.

29.4.
The Company shall ensure that the prepared Annual Accounts, the management report, and the other information referred to in Article 29.2 are available at the Company’s offices, at the place stated in the convening notice, from the day the notice is sent convening the General Meeting intended to discuss these documents and information. The Shareholders and other holders of Meeting Rights may inspect those documents there and obtain copies free of charge. Third parties may obtain a copy at the aforesaid locations at cost price.

29.5.	The Board of Directors shall submit the Annual Accounts for adoption by the General Meeting. The General Meeting shall adopt the Annual Accounts.

29.6.
After the proposal to adopt the Annual Accounts has been discussed, a proposal shall be made to the General Meeting to discharge the Non-Executive Directors and the Executive Directors for the exercise of their duties in the last financial year, insofar as the performance of those duties appears from the Annual Accounts or from information which has otherwise been disclosed to the General Meeting prior to the adoption of the Annual Accounts.

29.7.
The Annual Accounts cannot be adopted if the General Meeting has not been able to review the auditor’s statement from the External Auditor referred to in Article 30.4, which statement must have been added to the Annual Accounts, unless the information to be added to the Annual Accounts states a legal reason why the statement has not been provided.

29.8.	The language of the Annual Accounts and the management report will be English.

Article 30. External Auditor.

30.1.
The General Meeting will commission an organisation in which certified public accountants cooperate, as referred to in section 2:393 subsection 1 DCC (an External Auditor) to examine the Annual Accounts drawn up by the Board of Directors in accordance with the provisions of section 2:393 subsection 3 DCC. If the General Meeting fails to commission the External Auditor, the commission will be made by the Board of Directors.

30.2.
The External Auditor is entitled to inspect all of the Company’s books and documents and is prohibited from divulging anything shown or communicated to it regarding the Company’s affairs except insofar as required to fulfil its mandate. Its fee is chargeable to the Company.

30.3.
The External Auditor will present a report on its examination to the Board of Directors. In this it will address at a minimum its findings concerning the reliability and continuity of the automated data processing system.

30.4.	The External Auditor will report on the results of its examination, in an auditor’s statement, regarding the accuracy of the Annual Accounts.

Article 31. Adoption of the Annual Accounts and release from liability.

31.1.	The Annual Accounts will be submitted to the General Meeting for adoption.

31.2.
At the General Meeting at which it is resolved to adopt the Annual Accounts, it will be separately proposed that the Directors be released from liability for their respective duties, insofar as the exercise of such duties is reflected in the Annual Accounts or otherwise disclosed to the General Meeting prior to the adoption of the Annual Accounts.

Article 32. Reserves, profits and distributions.

32.1.	The Board of Directors may decide that the profits realised during a financial year are fully or partially appropriated to increase and/or form reserves.

32.2.
The profits remaining after application of Articles 32.1 will be put at the disposal of the General Meeting for the benefit of the holders of Ordinary Shares. A proposal to pay a dividend to holders of Ordinary Shares will be dealt with as a separate agenda item at the General Meeting. No distribution will be made on the Special Voting Shares.

32.3.	Distributions from the Company’s distributable reserves are made pursuant to a resolution of the Board of Directors, subject to the approval of the General Meeting.

32.4.
Provided it appears from an unaudited interim statement of assets signed by the Board of Directors that the requirement mentioned in Article 32.6 concerning the position of the Company’s assets has been fulfilled, the Board of Directors may make one or more interim distributions to the holders of Shares.

32.5.
The Company’s policy on reserves and dividends shall be determined and can be amended by the Board of Directors. The adoption and thereafter each amendment of the policy on reserves and dividends shall be discussed and accounted for at the General Meetings under a separate agenda item.

32.6.	Distributions may be made only insofar as the Company’s equity exceeds the amount of the issued capital, increased by the reserves which must be kept by virtue of the law or these Articles.

Article 33. Payment of and entitlement to distributions.

33.1.	Payment of any distribution on Shares to Shareholders in cash will, in principle, be made in euro. The Company will, however, have the authority to make distributions in a currency other than euro.

33.2.
The Board of Directors may decide that a distribution on Ordinary Shares will not take place as a cash payment but as a payment in Ordinary Shares, or decide that holders of Ordinary Shares will have the option to receive a distribution as a cash payment and/or as a payment in Ordinary Shares, out of the profit and/or at the expense of reserves, provided that the Board of Directors is designated by the General Meeting pursuant to Article 6.2. The Board of Directors shall determine the conditions applicable to the aforementioned choices.

33.3.
Dividends and other distributions will be made payable pursuant to a resolution of the Board of Directors within four weeks after adoption, unless the Board of Directors sets another date for payment or distribution (as the case may be).

33.4.	No payments will be made on treasury Shares and treasury Shares shall not be counted when calculating allocation and entitlements to distributions.

33.5.	The party entitled to dividends and other payments on a Share will be the party in whose name the Share will have been registered at the date to be fixed by the Board of Directors.

33.6.	Any notifications relating to payments will be announced in such manner as deemed appropriate by the Board of Directors.

33.7.	Payments in cash not collected within five years after having become payable will revert to the Company.

33.8.
In the case of a distribution in the form of Ordinary Shares, the Ordinary Shares not claimed within a period to be fixed by the Board of Directors will be sold for the account of the parties entitled thereto but which will not have claimed the Ordinary Shares. Afterwards the net proceeds of such sale will continue to be available to the parties entitled thereto in proportion to the rights of each of them; however, the right to the proceeds will expire in the case and insofar the proceeds will not have been claimed within thirty years after the date on which the payment became payable.

CHAPTER 6. THE GENERAL MEETING.

Article 34. Annual and extraordinary General Meetings.

34.1.	The annual General Meeting shall be held within six months after the close of each financial year.

34.2.	The agenda of the General Meeting shall list which items are up for discussion and which items are to be voted on. The following items are dealt with as separate agenda items:

a.	discussion of the annual report;

b.	discussion and adoption of the Annual Accounts;

c.	determine the language in which the Annual Accounts for the upcoming financial year will be drawn up;

d.	changes to the Articles;

e.	appointments for any vacancies;

f.	the policy of the Company on additions to reserves and on dividends;

g.	any proposal to pay out dividend;

h.	discharge of Executive Directors for their duties conducted in the past financial year;

i.	discharge of Non-Executive Directors for their duties conducted in the past financial year;

j.	remuneration report;

k.	each substantial change in the corporate governance structure of the Company;

l.	the appointment of the External Auditor;

m.
any other proposals presented by the Board of Directors and announced with due observance of Article 35 as well as proposals made by Shareholders in accordance with provisions of Dutch law and the provisions of these Articles.

34.3.
Extraordinary General Meetings will be held within three months after the Board of Directors has considered it to be likely that the Company’s equity has decreased to an amount equal to or lower than one-half of the Company’s paid- and called-up share capital, in order to discuss any requisite measures and furthermore as often as the Board of Directors considers such to be necessary, without prejudice to the provisions in sections 2:108a, 2:111 and 2:112 DCC.

Article 35. Notice and agenda of meetings.

35.1.	Notice of General Meetings will be given by the Board of Directors.

35.2.	Notice of the General Meeting must be given with due observance of the statutory notice period of forty-two (42) days.

35.3.	The notice of the meeting will state, amongst others:

a.	venue and time of the meeting;

b.	the subjects to be dealt with;

c.	the requirements for admittance to the meeting as described in Articles 38.2 and 38.3, as well as the information referred to in Article 39.2 (if applicable); and

d.	the address of the Company’s website,

and such other information as may be required by law and the Listings Requirements.

35.4.	The Company shall make the following information available on its website not later than on the forty-second (42nd) day prior to the date of the General Meeting:

a.	the notice of the General Meeting;

b.	where applicable, the documents relating to the meeting that should be submitted for inspection to the Shareholders and holders of Depositary Receipt under Dutch law or these Articles;

c.	drafts of resolutions to be submitted to the General Meeting, or, if no drafts of resolutions will be submitted, an explanation by the Board of Directors in respect of the subjects to be considered;

d.	if applicable, agenda items presented by one or several Shareholders or holders of Depositary Receipt in compliance with the provisions of Article 35.5;

e.	if applicable, a form of proxy and/or a form of written exercise of voting rights by letter;

f.
the total number of issued Shares and voting rights on the date of notice and, if these numbers have been changed on the Record Date, the Company shall make the new numbers on the Record Date available on its website on the first business day after the Record Date;

g.	any other information to be considered by the Company to be of material importance or required by any applicable law or regulation,

which information will remain accessible for at least a year on its website.

35.5.
Shareholders wo, alone or jointly, represent at least ten percent (10%) of the issued capital have the right to request the Board of Directors in writing, stating the exact matters to be considered, that a General Meeting be convened. If no General Meeting has been held within eight weeks of the Shareholders making such request, the Shareholders making such request may, upon their request, be authorised by the district court in summary proceedings to convene a General Meeting.

35.6.
Shareholders and/or other persons entitled to attend a General Meeting, who, alone or jointly, represent at least three percent (3%) of the issued capital or otherwise meet the requirements set forth in section 2:114a subsection 2 DCC have the right to request the Board of Directors to place items on the agenda of a General Meeting, provided the reasons for the request must be stated therein and the request must be received by the Lead Non-Executive Chair, the Executive Chair or the Chief Executive Officer in writing at least sixty (60) days before the date of the General Meeting.

35.7.
Further communications which must be made to the General Meeting pursuant to the law or these Articles can be made by including such communications either in the notice, or in a document which is deposited at the Company’s office for inspection, provided a reference thereto is made in the notice itself.

35.8.
All convening notices of, or notifications or communications to, Shareholders or other persons holding Meeting Rights will be given in accordance with the Listings Requirements applicable to the Company pursuant to the listing of its Shares.

35.9.
The Board of Directors may determine that Shareholders and other persons holding Meeting Rights will be given notice of meetings exclusively by announcement on the website of the Company and/or through other means of electronic public announcement, to the extent in accordance with Article 35.8.

35.10.
Shareholders and other persons holding Meeting Rights may also be given notice in writing. Barring proof to the contrary, the provision of an e-mail address by a person holding Meeting Rights to the Company will constitute evidence of that Shareholder’s consent to the sending of notices electronically.

Article 36. Venue of General Meetings.

36.1.	General Meetings will be held in Amsterdam, Rotterdam, The Hague or Haarlemmermeer (including Schiphol Airport), at the choice of those who call the meeting.

Article 37. Chair and secretary of General Meetings.

37.1.
The General Meeting shall be chaired by the Executive Chair. If the Executive Chair wishes another party to chair the General Meeting, or if she/he is absent from the General Meeting, the General Meeting shall be chaired by the Lead Non-Executive Director. If the Lead Non-Executive Director wishes another party to chair the General Meeting or if he is absent from the General Meeting, the General Meeting shall be chaired by the Deputy Chair (if and to the extent appointed). If the Deputy Chair wishes another party to chair the General Meeting or if she/he is absent from the General Meeting, the General Meeting shall choose its own chair, provided that for the period this has not been done the eldest present Non-Executive Director will be the chair of the General Meeting. If all of the Non-Executive Directors are absent, the General Meeting shall choose its own chair, provided that for the period this has not been done, an Executive Director, appointed by the Executive Directors attending, will be the chair of the General Meeting.

37.2.	The chair of the General Meeting shall designate the secretary of the General Meeting.

37.3.
Unless a notarial record thereof is prepared, minutes shall be kept of the matters addressed during the General Meeting. Said minutes shall be confirmed, and signed in evidence thereof, by the chair and the secretary of the meeting in question or, if this does not occur, confirmed by a following General Meeting; in the latter case, they shall be signed for confirmation by the chair and secretary of said following General Meeting.

37.4.
The chair of the General Meeting and also any Director may, at any time, instruct that a notarial record of the meeting be prepared, at the expense of the Company. The instruction to prepare a notarial record has to be made in a timely manner.

Article 38. Rights at General Meetings and admittance.

38.1.
Each Shareholder and each other person entitled to attend the General Meetings is authorised to attend, to speak at, and to the extent applicable, to exercise his voting rights in the General Meetings. They may be represented by a proxy holder authorised in writing.

38.2.
Those persons who at the twenty-eighth (28th) day prior to the date of the General Meeting (“Record Date”) hold the right to cast votes or to attend meetings and will have been registered as such in a register designated for that purpose by the Board of Directors shall be entitled to exercise such rights at the General Meeting, regardless of who are entitled to exercise these rights at the actual time of the General Meeting. The Record Date and the manner in which persons holding Meeting Rights can register and exercise their rights will be set out in the notice convening the meeting.

38.3.
A person entitled to attend the General Meetings or his proxy holder will only be admitted to the meeting if he has notified the Company of his intention to attend the meeting in writing at the address and by the date specified in the notice of meeting. The proxy is also required to produce written evidence of his mandate.

38.4.
The Board of Directors is authorised to determine that the voting rights and the right to attend the General Meetings can be exercised by using an electronic means of communication. If so decided, it will be required that each person entitled to attend the General Meetings, or his proxy holder, can be identified through the electronic means of communication, follow the discussions in the meeting and, to the extent applicable, exercise the voting right. The Board of Directors may also determine that the electronic means of communication used must allow each person entitled to attend the General Meetings or his proxy holder to participate in the discussions.

38.5.
The Board of Directors may determine further conditions to the use of electronic means of communication as referred to in Article 38.4, provided such conditions are reasonable and necessary for the identification of persons entitled to attend the General Meetings and the reliability and safety of the communication. Such further conditions will be set out in the notice of the meeting. The foregoing does, however, not restrict the authority of the chair of the meeting to take such action as he deems fit in the interest of the meeting being conducted in an orderly fashion. Any non or malfunctioning of the means of electronic communication used is at the risk of the persons entitled to attend the General Meetings using the same.

38.6.
The secretary of the meeting will arrange for the keeping of an attendance list in respect of each General Meetings. The attendance list will contain in respect of each person with voting rights present or represented: his name, the number of votes that can be exercised by him and, if applicable, the name of his representative. The attendance list will furthermore contain the aforementioned information in respect of persons with voting rights who participate in the meeting in accordance with Article 38.4 or which have cast their votes in the manner referred to in Article 39.2. The chair of the meeting can decide that also the name and other information about other people present will be recorded in the attendance list. The Company is authorised to apply such verification procedures as it reasonably deems necessary to establish the identity of the persons entitled to attend the General Meetings and, where applicable, the identity and authority of representatives.

38.7.
The Directors will have the right to attend the General Meetings in person and to address the meeting. They will have the right to give advice in the meeting. Also, the External Auditor of the Company is authorised to attend and address the General Meetings of Shareholders.

38.8.	The chair of the meeting will decide upon the admittance to the meeting of persons other than those aforementioned in this Article 38.

38.9.	The official language of the General Meetings of Shareholders will be English.

Article 39. Voting rights and adoption of resolutions.

39.1.
Each Ordinary Share confers the right to cast one vote. Each Special Voting Share A confers the right to cast one vote, each Special Voting Share B confers the right to cast two votes, each Special Voting Share C confers the right to cast three votes, each Special Voting Share D confers the right to cast four votes, each Special Voting Share E confers the right to cast five votes, each Special Voting Share F confers the right to cast six votes, each Special Voting Share G confers the right to cast seven votes, each Special Voting Share H confers the right to cast eight votes and each Special Voting Share I confers the right to cast nine votes.

39.2.
The Board of Directors may determine that votes cast prior to the General Meetings by electronic means of communication or by mail, are equated with votes cast at the time of the General Meeting. Such votes may not be cast before the Record Date. The notice convening the General Meetings must state how Shareholders may exercise their rights prior to the meeting.

39.3.	Blank and invalid votes will be regarded as not having been cast.

39.4.	The chair of the meeting will decide whether and to what extent votes are taken orally, in writing, electronically or by acclamation.

39.5.
When determining how many votes are cast by Shareholders, how many Shareholders are present or represented, or what portion of the Company’s issued capital is represented, no account will be taken of Shares for which no votes can be cast by law.

39.6.
At the General Meeting of Shareholders, all resolutions must be adopted by an absolute majority of the votes validly cast, except in those cases in which the law or these Articles require a greater majority. If there is a tie in voting, the proposal will thus be rejected.

39.7.
To the extent these Articles do not provide otherwise, with respect to resolutions of the General Meeting which can only be adopted if a certain part of the issued capital is represented, a second General Meeting may be convened, at which second General Meeting such part of the issued capital has to be represented.

Article 40. Minutes.

40.1.
Minutes will be kept of the proceedings at the General Meetings by, or under supervision of, the secretary of the meeting, which will be adopted by the chair and the secretary of the meeting and will be signed by them as evidence thereof.

40.2.	However, the chair of the meeting may determine that notarial minutes will be prepared of the proceedings of the meeting. In that case the co-signature of the chair will be sufficient.

Article 41. Class Meetings.

41.1.
Meetings of holders of Ordinary Shares, Special Voting Shares A, Special Voting Shares B, Special Voting Shares C, Special Voting Shares D, Special Voting Shares E, Special Voting Shares F, Special Voting Shares G, Special Voting Shares H, or Special Voting Shares I (“Class Meetings”) will be held whenever the Board of Directors calls such meetings. The provisions of Articles 35.7 through Article 40 apply by analogy, except as provided otherwise in this Article.

41.2.
All resolutions of a Class Meeting will be adopted by an absolute majority of the votes cast on Shares of the relevant class, without a quorum being required. If there is a tie in voting, the proposal will thus be rejected.

41.3.
With respect to a meeting of holders of Shares of a class which are not listed, the term for convening such meeting is at least fifteen (15) days and no record date applies. Also, if at such Class Meeting all outstanding Shares of the relevant class are represented, valid resolutions can be passed if the provisions of Article 41.1 have not been observed, provided that such resolutions are passed unanimously.

41.4.
If the General Meeting adopts a resolution for the validity or implementation of which the consent of a Class Meeting is required, and if, when that resolution is made in the General Meeting, the majority referred to in Article 41.2 votes for the proposal concerned, the consent of the relevant Class Meeting is thus given.

CHAPTER 7. MISCELLANEOUS.

Article 42. Applicable law; dispute resolution.

42.1.
The internal organisation of the Company and all matters related therewith are governed by the laws of the Netherlands. This includes (i) the validity, nullity and legal consequences of the resolutions of the bodies of the Company; and (ii) the rights and obligations of the Shareholders and Directors as such.

42.2.
To the extent permitted by law, the courts of the Netherlands have jurisdiction in matters as referred to in Article 42.1, including disputes between the Company and its Shareholders and Directors as such.

42.3.
The provisions of this Article with respect to Shareholders and Directors also apply with respect to persons which hold or have held rights towards the Company to acquire Shares, former Shareholders, persons which hold or have held the right to attend the General Meetings other than as a Shareholder, former Directors and other persons holding or having held any position pursuant to an appointment or designation made in accordance with these Articles.

Article 43. Amendment of Articles.

43.1.	The General Meeting may adopt a resolution to amend the Articles with an absolute majority of the votes cast. Any such proposal must be stated in the notice of the General Meetings.

43.2.
In the event of a proposal to the General Meetings to amend the Articles, a copy of such proposal containing the verbatim text of the proposed amendment will be deposited at the Company’s office, for inspection by Shareholders and other persons entitled to attend the General Meetings, until the end of the meeting. Furthermore, a copy of the proposal will be made available free of charge to Shareholders and other persons entitled to attend the General Meetings from the day it was deposited until the day of the meeting.

Article 44. Dissolution and liquidation.

44.1.
The Company may be dissolved pursuant to a resolution to that effect by the General Meeting. The provision of Article 43.1 applies by analogy. When a proposal to dissolve the Company is to be made to the General Meeting, this must be stated in the notice convening the General Meeting.

44.2.
In the event of the dissolution of the Company by resolution of the General Meeting, the Directors will be charged with effecting the liquidation of the Company’s affairs without prejudice to the provisions of section 2:23 subsection 2 DCC.

44.3.	During liquidation, the provisions of these Articles will remain in force to the extent possible.

44.4.
From the balance remaining after payment of the debts of the dissolved Company will be paid to the holders of Ordinary Shares in proportion to the aggregate number of the Ordinary Shares held by each of them.

44.5.	After liquidation, the Company’s books and documents shall remain in the possession of the person designated for this purpose by the liquidators of the Company for the period prescribed by law.

44.6.	The liquidation is otherwise subject to the provisions of Title 1, Book 2 DCC.